Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 #333-26409, Form S-8 #333-105264, Form S-8 #333-143086, Form S-8 #333-167338, and Form S-3 #333-205569) of Kohl’s Corporation, of our reports dated March 17, 2017, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in this Annual Report (Form 10-K) of Kohl’s Corporation for the year ended January 28, 2017.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 17, 2017